Exhibit 1(xv) under Form N-1A
                                       Exhibit 3(a) under Item 601/Reg. S-K

                                STAR FUNDS
                      (formerly:  Losantiville Funds)

                             Amendment No. 15
                           DECLARATION OF TRUST
                          dated January 23, 1989

     THIS Declaration of Trust is amended as follows:

     Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

          `Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in
          Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

                    Star Capital Appreciation Fund
                    Star Growth Equity Fund
                    Star Prime Obligations Fund
                    Star Relative Value Fund
                    Star Strategic Income Fund
                    Star Tax-Free Money Market Fund
                    Star Treasury Fund
                    Star U.S. Government Income Fund
                    The Stellar Fund
                         Investment Shares
                         Trust Shares:''

     The undersigned Assistant Secretary of Star Funds hereby certifies that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 20th day of May, 1994 and on the 25th day of August, 1994.

     WITNESS the due execution hereof this 26th day of August, 1994.


                               /s/ C. Grant Anderson
                              C. Grant Anderson,
                              Assistant Secretary